EXHIBIT 99.1

Westaff, Inc.

Financial Highlights

(In thousands, except per share data)

	Fiscal Quarter Ended
	October 29, 2005	October 30, 2004
Statements of Operations:
Revenue	$200,982	$201,583
Costs of services	165,811	167,933
Gross profit	35,171	33,650
Gross margin	17.5%	16.7%
Franchise agents’ share of gross profit	6,463	6,394
Selling and administrative expenses	24,065	23,388
Depreciation and amortization	1,313	1,248
Operating income	3,330	2,620
Interest expense	566	749
Interest income	(76)	(41)
Income from continuing operations before income taxes	2,840	1,912
Income tax benefit	(15,938)	(276)
Income from continuing operations	18,778	2,188
Income from discontinued operations	—	267
Net income	$18,778	$2,455

Basic earnings per share:
Continuing operations	$1.15	$0.13
Discontinued operations	$—	$0.02
Net income	$1.15	$0.15

Diluted earnings per share:
Continuing operations	$1.14	$0.13
Discontinued operations	$—	$0.02
Net income	$1.14	$0.15

Weighted average common shares outstanding - basic	16,364	16,047
Weighted average common shares outstanding - diluted	16,498	16,180

	Fiscal Year Ended
	October 29, 2005	October 30, 2004
Statements of Operations:
Revenue	$612,861	$589,861
Costs of services	507,052	490,664
Gross profit	105,809	99,197
Gross margin	17.3%	16.8%
Franchise agents’ share of gross profit	18,884	18,494
Selling and administrative expenses	76,635	70,914
Depreciation and amortization	4,162	4,380
Operating income	6,128	5,409
Interest expense	1,587	2,098
Interest income	(148)	(85)
Income from continuing operations before income taxes	4,689	3,396
Income tax provision (benefit)	(15,408)	239
Income from continuing operations	20,097	3,157
Discontinued Operations:
Income (loss) from discontinued operations	(134)	316
Gain on sale of discontinued operations, net of income taxes	1,163
Income from discontinued operations	1,029	316
Net income	$21,126	$3,473

Basic earnings per share:
Continuing operations	$1.24	$0.20
Discontinued operations	$0.06	$0.02
Net income	$1.30	$0.22

Diluted earnings per share:
Continuing operations	$1.23	$0.20
Discontinued operations	$0.06	$0.02
Net income	$1.29	$0.22

Weighted average common shares outstanding - basic	16,271	16,033
Weighted average common shares outstanding - diluted	16,420	16,081

	October 29, 2005	October 30, 2004
Balance Sheet Highlights:
Current assets	$96,793	$98,514
Property and equipment, net	15,184	10,100
Goodwill	11,770	11,760
Other long-term assets	15,035	2,034
Total assets	$138,782	$122,408

Current liabilities	$56,167	$64,910
Long term liabilities	20,994	17,651
Total liabilities	77,161	82,561
Stockholders’ equity	61,621	39,847
Total liabilities and stockholders’ equity	$138,782	$122,408